FOR IMMEDIATE RELEASE

MEDIA CONTACT:                              SHAREHOLDER CONTACT:

Mary Ann Susco                              Marco Acosta
(212) 850-1382                              (212) 850-1333
suscom@jwseligman.com                       acostam@jwseligman.com

                      SELIGMAN SELECT MUNICIPAL FUND, INC.
                  DECLARES OCTOBER INCOME DIVIDEND DISTRIBUTION

NEW YORK, October 3, 2008 - Directors of Seligman Select Municipal Fund, Inc. ("Select Municipal"; NYSE: SEL) today declared an income dividend of $0.036 per common share. The dividend will be payable October 22, 2008 to stockholders of record on October 15, 2008. Common shares of Select Municipal will be offered "ex-dividend" on October 13, 2008.

On September 4, 2008, Select Municipal announced that its Board of Directors, at a meeting held on September 3, 2008, approved and recommended to stockholders the acquisition of Select Municipal by National Municipal Class ("National Fund"), a series of Seligman Municipal Fund Series, Inc. (the "Acquisition"). Each of Select Municipal and National Fund are managed by J. & W. Seligman & Co. Incorporated ("Seligman"). As previously announced, Seligman has agreed to be acquired by RiverSource Investments, LLC ("RiverSource"), a wholly-owned subsidiary of Ameriprise Financial, Inc., in a transaction that is likely to close in the fourth quarter of 2008.

National Fund is an open-end fund that pursues an investment strategy similar to that of Select Municipal. Unlike Select Municipal, a closed-end fund that utilizes leverage provided by preferred stock, National Fund does not utilize leverage. The Acquisition is subject to approval by the stockholders of Select Municipal. As consideration for their shares, holders of Select Municipal's common stock will receive Class A shares of National Fund with a value equal to the net asset value of their shares of Select Municipal. Redemptions and exchanges of shares of National Fund issued pursuant to the Acquisition would be subject to a redemption fee of 2% for a period of one year following the closing of the Acquisition. The agreement relating to the Acquisition requires that the outstanding shares of preferred stock of Select Municipal be redeemed prior to consummation of the Acquisition.

A Special Meeting of Stockholders of Select Municipal is scheduled to be held on November 7, 2008 to vote upon the Acquisition (the "Special Meeting"). The close

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of business on September 18, 2008 was fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting (the "Record Date"). The previously announced Special Meeting of Stockholders called for October 7, 2008 has been cancelled, and the matters scheduled to be voted on at that meeting -- the election of directors of Select Municipal and a proposed new investment management services agreement between Select Municipal and RiverSource, will be voted on at the Special Meeting. If Select Municipal stockholders approve the Acquisition at the Special Meeting, it is expected that the Acquisition will close in late 2008 or in the first quarter of 2009.

The Acquisition is contingent on approval by shareholders of National Fund of the proposed new advisory agreement between National Fund and RiverSource that will be voted on by National Fund's shareholders at a meeting to be held on November 3, 2008. Additional information about the Acquisition and the other matters to be considered at the Special Meeting will be included in the prospectus/proxy statement that will be sent to stockholders who held shares of Select Municipal as of the Record Date.

This press release does not constitute an offering of securities.

Seligman Select Municipal Fund, Inc. is managed by J. & W. Seligman & Co. Incorporated (JWS), a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds managed by JWS. Seligman Services, Inc. provides client services to shareholders of Seligman Select Municipal Fund, Inc. Seligman Advisors, Inc. and Seligman Services, Inc. are wholly-owned subsidiaries of JWS.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund's most recent periodic reports and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing or sending money.

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